Exhibit 99.1

Warrior Met Coal, Inc.

16243 Highway 216

Brookwood, AL 35444

FOR IMMEDIATE RELEASE

Analysts and Investors, contact:	Dale W. Boyles, (205) 554-6129
News Media, contact:	William Stanhouse, (205) 554-6131

WARRIOR MET COAL DECLARES SPECIAL CASH DIVIDEND

BROOKWOOD, AL, November 2, 2017 – Warrior Met Coal, Inc. (“Warrior”) (NYSE: HCC) today announced that its board of directors has declared a special cash dividend (the “Special Dividend”) of $11.21 per share of Warrior’s common stock, par value $0.01 per share. The Special Dividend, totaling an aggregate payment of approximately $600.0 million, will be paid on November 22, 2017, to stockholders of record as of the close of business on November 13, 2017. The Special Dividend will be funded through cash on hand, together with the proceeds of Warrior’s previously announced offering of $350.0 million 8.00% Senior Secured Notes due 2024.

Warrior is a large-scale, low-cost U.S. based producer and exporter of premium hard coking coal (“HCC”) operating highly efficient longwall operations in its underground mines located in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur and has strong coking properties, and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realization near the HCC industry average index price. Warrior sells all of its met coal production to steel producers in Europe, South America and Asia. For more information about Warrior Met Coal, please visit www.warriormetcoal.com.